UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2010 (March 31, 2010)
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) As previously reported on a Form 8-K filed on April 1, 2010, Baker Hughes Incorporated (the “Company”) adopted an amendment effective March 31, 2010 to the Baker Hughes Incorporated 2002 Director & Officer Long Term Incentive Plan (the “Director and Officer Plan”) to increase the limitation on the number of shares of the Company’s common stock available for issuance under the Director and Officer Plan by 3,000,000 shares and extending the period for which awards may be granted under the Director and Officer Plan from March 5, 2012 to September 18, 2019.
     Also as previously reported on a Form 8-K filed on April 1, 2010, the Company adopted an amendment effective March 31, 2010 to the Baker Hughes Incorporated 2002 Employee Long Term Incentive Plan (the “Employee Plan”) to increase the limitation on the number of shares of the Company’s common stock available for issuance under the Employee Plan by 12,500,000 shares and extending the period for which awards may be granted under the Employee Plan from March 5, 2012 to September 18, 2019.
     The amendments also remove the 3,000,000 limitation on the aggregate number of shares of the Company's common stock that may be issued under each of the Director and Officer Plan and the Employee Plan during the terms of the plans in a form other than stock options and instead provide that an award payable in shares of the Company's common stock granted under the plans after March 31, 2010 (other than a stock option or a stock appreciation right) shall count against the overall share limit under both plans as 1.60 shares for every share subject to the award. Shares of the Company's common stock subject to an award in the form of a stock option or a stock appreciation right would continue to count against the overall share limits under the Director and Officer Plan and the Employee Plan as 1.00 share for every share subject to the award.
     The foregoing descriptions of the amendments to the Director and Officer Plan and the Employee Plan do not purport to be complete and are qualified in their entirety by reference to the full text of such amendments, which were included as Annexes G and H, respectively, to the Company’s Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission on February 16, 2010, and are incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: April 6, 2010	By:	/s/ William D. Marsh
William D. Marsh
Assistant Secretary and Deputy General Secretary